UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 3, 2008

(Date of earliest event reported)

1st Pacific Bancorp

(Exact name of registrant as specified in its charter)

California	001-33890	20-5738252
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

9333 Genesee, Suite 300

San Diego, California 92121

(Address of principal executive offices, Zip Code)

(858) 875-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

On July 3, 2008, A. Vincent Siciliano, the President and Chief Executive Officer and a member of the board of directors of 1st Pacific Bancorp (the “Company”) and the Company’s wholly-owned subsidiary, 1st Pacific Bank of California (the “Bank”), tendered his resignation from all positions with the Company and the Bank, including as President, Chief Executive Officer and a member of the board of directors, in order to seek other opportunities.  In connection with the resignation of Mr. Siciliano, the Employment Agreement dated October 26, 2007, by and between Mr.  Siciliano, the Company and the Bank (the “Employment Agreement”), has been terminated as of  July 3, 2008.  Prior to its termination, the Employment Agreement had an initial term ending December 31, 2011, unless extended by mutual written agreement by the parties prior to June 30, 2011, to December 31, 2012. Under the terminated Employment Agreement, Mr. Siciliano was to receive a base salary of $255,000 per year until December 31, 2008, at which time his base salary would have increased by 4% per year for the remainder of the term of the Employment Agreement. Mr. Siciliano also received a grant of 10,000 shares of the Company’s restricted stock, of which 2,500 shares have vested and 7,500 have been forfeited upon the termination of his employment, and stock options, subject to performance criteria, to purchase 40,000 shares of the Company’s common stock, all pursuant to the Company’s 2007 Omnibus Stock Incentive Plan. Under the terminated Employment Agreement, Mr. Siciliano also would have participated in the Company’s Senior Executive Bonus Plan and would have received use of an automobile and other customary employee benefits, including, but not limited to, expense reimbursement, life insurance and vacation time.

No material early termination penalties were incurred by the Company in connection with the termination of the Employment Agreement, however the Company, the Bank and Mr. Siciliano entered into the Separation Agreement described below.  The description of the Employment Agreement herein is only a summary and is qualified in its entirety by the full text of such document, which was filed as an exhibit to the Company’s Form 8-K filed on November 15, 2007.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in Item 1.02 hereby is incorporated into this Item 5.02 by reference.  In connection with Mr. Siciliano’s resignation, the Company and Mr. Siciliano entered into a Separation and Consulting Agreement and General Release of Claims  (“Separation Agreement”) dated July 3, 2008, pursuant to which, among other things: (i) the Company will pay Mr. Siciliano a lump sum payment of two hundred fifty-five thousand dollars ($255,000); (ii) the Company will provide Mr. Siciliano with the same life insurance and health care benefits it provided to Mr. Siciliano while he was employed for up to one year unless Mr. Siciliano becomes re-employed and eligible for comparable benefits before such time; and (iii) Mr. Siciliano will provide up to a maximum of twenty (20) hours of consulting services per month to the Company for six (6) months.  In accordance with the requirements of the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Mr. Siciliano may revoke the Separation Agreement at any time prior to July 11, 2008.

No executive officer of the  Company is aware of any disagreement between Mr. Siciliano and the Company on any matter relating to the Company’s operations, policies or practices.

The description of the Separation Agreement herein is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.

Also on July 3, 2008, Ronald J. Carlson, age 73, was appointed to the position of Acting President and Chief Executive Officer of the Company and the Bank.  During his service as Acting President and Chief Executive Officer, Mr. Carlson will receive an annual salary of $200,000, and will cease to receive the cash compensation paid to non-employee directors.  In connection with his appointment as Acting   President and Chief Executive Officer of the Company, Mr. Carlson will no longer serve on the Audit Committee.

Mr. Carlson became a director of the Company in July 2007 as a result of its acquisition of Landmark National Bank. Prior to joining Landmark National Bank in 2002, he served as President and Chief Executive Officer of Scripps Bank of La Jolla, a position he held for 17 years. Upon the acquisition of Scripps Bank by U.S. Bank in October 2000, Mr. Carlson served as U.S. Bank’s Vice Chairman of the San Diego market until July 2001.  He served as Landmark National Bank’s Chief Executive Officer and Chairman of Landmark National Bank from its inception in 2002 until November 2005.  Mr. Carlson was also Landmark National Bank’s President until December 2004.

Item 8.01 Other Events.

Also on July 3, 2008, the Company issued a press release announcing the resignation of Mr. Siciliano as President and Chief Executive Officer and as a member of the board of directors, and the appointment of Mr. Carlson as Acting President and Chief Executive Officer.  A copy of the press release is attached hereto as Exhibit 99.1.  The Company expressly disclaims any obligation to update the press release and cautions that it is only accurate on the date it was presented. The inclusion of any data or statements in the press release does not signify that the information is considered material.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation and Consulting Agreement and General Release of Claims dated July 3, 2008, between 1st Pacific Bancorp, 1st Pacific Bank of California and A. Vincent Siciliano

99.1	Press Release dated July 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Pacific Bancorp

Date: July 7, 2008	By:	/s/ James H. Burgess
James H. Burgess
Executive Vice President
Chief Financial Officer
Principal Accounting Officer